May 13, 1997

                                                   (312) 368-4012

 The Board of Directors
 Horizon Group, Inc.
 5000 Hakes Drive
 Norton Shores, MI 49441

 Gentlemen:

   We have examined the registration statement on Form S-3 filed with the Securities and Exchange Commission on or about May 13, 1997, for registration under the Securities Act of 1933, as amended, of 2,165,605 shares of common stock (the "Shares") of Horizon Group, Inc., a Michigan corporation (the "Company"), par value of $.01 per share (the "Common
  Stock"), which are to be issued pursuant to that certain Conversion and Put Option Agreement between the Company, Horizon/Glen Outlet Centers Limited Partnership, FLOC, LLC, and Finger Lakes Outlet Center, LLC (the
  "Conversion and Put Option Agreement"). We have examined pertinent corporate documents and records of the Company, including its Amended and Restated Articles of Incorporation and its Amended and Restated By-Laws, and we are familiar with the corporate proceedings had and contemplated in connection with such issuance of shares of Common Stock by the Company. We have also made such other examinations as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

  On the basis of the foregoing, we are of the opinion that, when issued pursuant to the terms of the Conversion and Put Option Agreement, the
  Shares  will  be  duly  authorized,  legally  issued,  fully   paid   and
 non-assessable.

   We  hereby  consent  to  the filing of this opinion as an exhibit to the
  registration  statement  and  to   the  reference  to  our  firm  in  the
 registration statement under the caption "Legal Matters."

                                   Very truly yours,

                                   RUDNICK & WOLFE

                                   By: /S/ HAL M. BROWN
                                       Hal M. Brown, a Partner





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